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NEWS RELEASE
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November 2, 2000
FOR IMMEDIATE RELEASE


RADIO ONE, INC. ENTERS INTO MERGER AGREEMENT WITH NASH COMMUNICATIONS IN BOSTON

Washington, DC - Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that
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it has entered into a Merger Agreement to acquire Nash Communications
Corporation for approximately $5.0 million in cash and stock. Nash owns and operates WILD-AM, located in Boston, Massachusetts. As part of this acquisition, Bernadine Nash, the President of Nash Communications Corporation, will join Radio One to manage its Boston stations. Radio One has been programming WILD-AM since May 2000, pursuant to a Time Brokerage Agreement.

Commenting on this transaction, Radio One CEO and President Alfred C. Liggins, III said, "This is a wonderful transaction on two levels in particular. First, WILD-AM is Boston's heritage Urban station and we are honored to be associated with Nash Communications Corporation which is owned by Bernadine Nash. Second, through our Time Brokerage Agreement and now through this acquisition, we will continue to pair WILD-AM with our Young Urban Contemporary WBOT-FM resulting in synergies from both a revenue generation and costs savings perspective. We are very excited to have reached an agreement to acquire the other half of this powerful Urban AM/FM combo serving the Boston market."

Radio One is the nation's largest radio broadcasting company primarily targeting African-American and Urban listeners. Pro forma for all announced acquisitions, the Company owns and/or operates 51 radio stations, 50 of which are located in 14 of the 20 and 18 of the 50 largest African-American markets in the United States.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.